EXHIBIT 5.1

                                  July 30, 1999

Streicher Mobile Fueling, Inc.
2720 NW 55th Court
Fort Lauderdale, Florida 33309

Ladies and Gentlemen:

         We have acted as counsel to Streicher Mobile Fueling, Inc., a Florida corporation (the "Company"), and have reviewed the Company's Registration Statement on Form S-8 covering (a) 250,000 shares of the Company's authorized but unissued common stock, $.01 par value (the "Common Stock"), issuable pursuant to stock options granted pursuant to the Company's Stock Option Plan (the "Plan") and (b) 1,000,000 shares of the Company's authorized but unissued Common Stock issuable pursuant to stock options granted pursuant to the Executive Employment Agreement between the Company and Stanley H. Streicher (the "Employment Agreement Options"). It is our opinion that shares of Common Stock issuable under the Plan and the Employment Agreement Options, when issued upon exercise of and in accordance with the terms of stock options outstanding or to be granted under the Plan or the Employment Agreement Options, will be validly issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion in the above referenced Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                     Very truly yours,

                                     GREENBERG TRAURIG, P.A.